Exhibit (d)(36)

Robeco Investment Management

October 24, 2006

Edward J. Roach

President

The RBB Fund, Inc.

Bellevue Park Corporate Center

103 Bellevue Parkway

Wilmington, DE 19809

Re:	Robeco Investment Funds

Dear Mr. Roach:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby and effective as of the date noted above, Robeco USA, L.L.C. ( “WPG”) agrees that in order to maintain the established expense ratios of the Robeco Investment Funds, which is comprised of the Robeco WPG Core Bond Fund, Robeco WPG Large Cap Growth Fund, and Robeco WPG Tudor Fund (each a “Fund” and collectively the “Funds”), of The RBB Fund, Inc., WPG shall, until further notice, but in no event terminating before December 31, 2007, waive all or a portion of its investment advisory fees and/or reimburse expenses (other than brokerage commissions, extraordinary items, interest, taxes and any other items as agreed upon by both parties from time to time) in an aggregate amount equal to the amount by which a Fund’s total operating expenses (other than brokerage commissions, extraordinary items, interest, taxes and any other items as agreed upon by both parties from time to time) exceeds a total operating expense ratio (other than brokerage commissions, extraordinary items, interest, taxes and any other items as agreed upon by both parties from time to time) of:

•	0.68%, 0.53% and 0.43% (excluding short sale dividend expense) of the average daily net assets of the Investor Class, Retirement Class and Institutional Class, respectively, of the Robeco WPG Core Bond Fund;

•	1.40% (excluding short sale dividend expense) of the average daily net assets of the Institutional Class of the Robeco WPG Large Cap Growth Fund;

•	1.70% (excluding short sale dividend expense) of the average daily net assets of the Institutional Class of the Robeco WPG Tudor Fund;

Except to the extent of questions arising over miscalculated fees or a good faith dispute over the excluded categories described above, the Adviser acknowledges that (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future, and (2) it shall not be entitled to collect on or make a claim for reimbursed Fund expenses at any time in the future.

BOSTON PARTNERS ASSET MANAGEMENT, LLC

By:	/s/ William G. Butterly
Name:	William G. Butterly, III
Title:	Senior Managing Director

Your signature below acknowledges

acceptance of this Agreement:

By:	/s/ Edward J. Roach
Edward J. Roach
President and Treasurer
The RBB Fund, Inc.